EXHIBIT 10.2

Mr. Michael Dunne

30 Cromwell Place,

Old Saybrook,

CT 06475

February 17, 2021

RE:	Options and Restricted Share Units granted pursuant to the Iterum Therapeutics Public Limited Company 2018 Equity Incentive Plan (as amended and restated) (the 2018 Plan)

Dear Mike,

We refer to your recent resignation as Chief Scientific Offer and employee of Iterum Therapeutics US Limited (ITUS), effective December 21, 2020 (the Termination Date) and your appointment to the Iterum Therapeutics PLC (the Company) Board of Directors on the Termination Date and engagement with Iterum Therapeutics International Limited as a consultant, each effective as of December 22, 2020.   The Compensation Committee, with powers delegated to it from the board of directors of the Company (the Board), has approved the following changes to the terms and conditions of the options and restricted share units granted to you in your role as employee of  ITUS:

(1)

share options over 41,587 ordinary shares granted to you on September 12, 2017 with an exercise price of $3.30 of which 7,798 share options remained unvested on December 21, 2020 (the 2017 Options) shall be deemed to have vested in full on the Termination Date and be exercisable immediately therefrom until December 31, 2021.   If you cease to satisfy the Service Condition (as defined below) at any time on or before December 31, 2021, any portion of the 2017 Options which remain unexercised will terminate and be cancelled and you shall have no further rights with respect thereto.  The 2017 Options shall otherwise remain subject to the terms of the applicable share option agreement and the plan under which such Options were granted;

(2)

share options granted to you on May 24, 2018 with an exercise price of $13.00, of which options over 49,729 ordinary shares had vested on the Termination Date (the 2018 Vested Options), may be exercised for a period of 90 days from the Termination Date.   Any portion of the 2018 Vested Options which remain unexercised after 90 days from the Termination Date will terminate and be cancelled and you shall have no further rights with respect thereto;

(3)

share options granted to you on February 15, 2019 with an exercise price of $5.80, of which options over 38,958 ordinary shares had vested on the Termination Date (the 2019 Vested Options), may be exercised for a period of 90 days from the Termination Date.   Any portion of the 2019 Vested Options which remain unexercised after 90 days from the Termination Date will terminate and be cancelled and you shall have no further rights with respect thereto;

(4)

9,000 restricted share units granted to you on February 15, 2019 subject to certain performance conditions, cease to be eligible to vest from the Termination Date and shall be cancelled and you shall have no further rights with respect thereto; and

(5)

in recognition of your continued contribution to the Iterum group as a consultant and strategic advisor and a member of the Board, 160,000 restricted share units granted to you on March 11, 2020 (the 2020 RSU Award) shall continue to be eligible to vest in accordance with the terms of the restricted share unit award

Iterum Therapeutics plc

Block 2 Floor 3, Harcourt Centre, Harcourt Street, Dublin 2 | +353-1-9038920 |

Directors: David G. Kelly, Mark Chin (USA), Shahzad Malik (UK), Corey N. Fishman (USA), Brenton K. Ahrens (USA), James I. Healy (USA), Patrick J. Heron (USA), Ronald M. Hunt (USA), Michael Dunne (USA)

Registered in Ireland | Company Number 563531

www.iterumtx.com

agreement entered into by you on March 19, 2020 (the RSU Award Agreement), on the achievement of the Performance Conditions (as defined in the RSU Award Agreement) on or before September 30, 2021 subject to the Service Condition (as defined below).  For the avoidance of doubt, to the extent that the First and/or Second Milestone (as those terms are defined in the RSU Award Agreement) is/are not achieved on or before September 30, 2021, the portion of the 2020 RSU Award eligible to vest on achievement of such milestone shall be immediately and automatically forfeited as of 11:59 pm CT on September 30, 2021. If you cease to satisfy the Service Condition at any time on or before September 30, 2021, then any portion of the 2020 RSU Award which has not vested will terminate immediately as of the date of such cessation and be cancelled and you shall have no further rights with respect thereto.  The 2020 RSU Award shall otherwise remain subject to the terms of the RSU Award Agreement and the plan under which such RSU Award was granted.

For the purposes of this Letter the “Service Condition” shall mean that your service to the Company or an Affiliate (as defined in the 2018 Plan), whether as director or consultant, is not interrupted or terminated.

Please acknowledge your agreement to the terms of this Letter by countersigning in the space below and returning it to me.

Kind regards,

Yours sincerely,

/s/ Corey N. Fishman

______________________

Corey N. Fishman

Chief Executive Officer

ACKNOWLEDGED AND AGREED TO THIS 21st DAY OF FEBRUARY 2021
/s/ Michael Dunne

Michael Dunne

Iterum Therapeutics plc

Block 2 Floor 3, Harcourt Centre, Harcourt Street, Dublin 2 | +353-1-9038920 |

www.iterumtx.com